SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2021

BioMarin Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-26727	68-0397820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Lindaro Street, San Rafael, California	94901
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 506-6700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	BMRN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Amendment to Credit Agreement

On May 28, 2021, BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”), entered into an Amendment Agreement (the “Amendment”) in respect of its Credit Agreement, dated as of October 19, 2018, (as amended, the “Credit Agreement”) with the Guarantor (as defined below), Bank of America, N.A., a national banking association, as Administrative Agent and Swing Line Lender (“Bank of America” or the “Administrative Agent”), Citibank, N.A. as L/C Issuer, and the Lenders party thereto (the “Lenders”), to, among other things, extend the maturity date of the Revolving Credit Facility (as defined below) to May 28, 2024.

The Credit Agreement provides for up to $200 million in revolving loans (the “Revolving Credit Facility”), none of which was drawn at closing. Subject to the satisfaction of certain conditions precedent, the Company is entitled to draw funds at its discretion until the Revolving Credit Facility matures on May 28, 2024, extended from October 18, 2021, as part of the Amendment, at which time all outstanding amounts become due and payable (except that if at least $100 million aggregate principal amount of the Company’s 0.599% senior subordinated convertible notes due in 2024 and the Company’s 1.25% senior subordinated convertible notes due in 2027 remain outstanding on March 14, 2024 and certain other conditions have not been met, the Company may be required to repay all amounts borrowed under the Credit Agreement on March 14, 2024). The Company expects to use the proceeds of the Revolving Credit Facility to finance ongoing working capital needs (including, but not limited to, timing differences resulting from the strategic management of short-term investments) and for other general corporate purposes. The Company paid a facility fee to the Lenders in connection with the Amendment.

Loans under the Revolving Credit Facility will continue to bear interest at a floating rate of interest per annum based either on, at Company’s option, (a) the London Interbank Offered Rate (“LIBOR”) (except that if LIBOR is less than zero it shall be deemed to be zero for purposes of the Credit Agreement), or a LIBOR successor rate, plus an applicable margin or (b) the Base Rate, generally the prime lending rate, plus an applicable margin. The applicable margin will continue to be based upon the Company’s net leverage ratio and EBITDA for each of the two most recently ended four-quarter measurement periods. The Amendment lowers the applicable margin range (a) in respect of LIBOR rate loans from 1.20% to 1.95% per annum to 1.00% to 1.75% per annum and (b) in respect of Base Rate loans from 0.20% to 0.95% per annum to 0.00% to 0.75% per annum. The Amendment lowers the Commitment fees payable on the undrawn amount from a range of 0.20% to 0.35% per annum to a range of 0.15% to 0.30% per annum, in each case based upon the Company’s net leverage ratio and EBITDA for each of the two most recently ended four-quarter measurement periods.

The Company’s obligations under the Credit Agreement are guaranteed by its direct subsidiary, California Corporate Center Acquisition LLC (the “Guarantor”), and such obligations may in the future be guaranteed by certain other material domestic subsidiaries of the Company.

The Company has the right, but not the obligation, to prepay the Revolving Credit Facility in whole or in part and/or terminate the Revolving Credit Facility without premium or penalty at any time.

The Credit Agreement includes customary representations, warranties and covenants by the Company and certain of its subsidiaries, including, among other things, restrictions on the Company’s and such subsidiaries’ ability to incur additional indebtedness, dispose of its assets, incur liens, make investments, and pay dividends or other distributions, in each case subject to specified exceptions. The Credit Agreement also contains customary indemnification obligations and customary events of default, including, but not limited to, failure to timely make payments when due under the Credit Agreement, failure to comply with any of the covenants under the Credit Agreement or any other loan document, the occurrence of certain insolvency or bankruptcy-related events, cross-default to certain other material indebtedness and the occurrence of a “change of control” (as defined in the Credit Agreement).

During the occurrence and continuance of an event of default by the Company under the Credit Agreement, the Lenders would be entitled to exercise their remedies thereunder, including termination of the commitment of each Lender to make loans and any obligation of the issuer of letters of credit under the Revolving Credit Facility to make credit extensions, and the right to accelerate any outstanding obligations under the Credit Agreement.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BioMarin Pharmaceutical Inc., a Delaware corporation

Date: June 2, 2021	By:	/s/ G. Eric Davis
G. Eric Davis
Executive Vice President, General Counsel